EXHIBIT 99.1

- DATED 13 October 2010 -

AGREEMENT FOR

THE SALE AND PURCHASE OF SHARES IN

DEFENSE INDUSTRIES INTERNATIONAL, INC.

by and between

Ms. Meira Fostbinder as the heir of Mr. Joseph Fostbinder

and

Ms. Meira Fostbinder

and

Mr. Sharon Fostbinder

and

Ms. Avital Gerson

and

Achiam Investments Ltd.

THIS AGREEMENT is made on the 13th day of October 2010,

Between

(1)	Ms. Meira Fostbinder, a citizen of the State of Israel, bearer of an Israeli identification card number 003915527, residing at 36, Sderot Ha'Tzionut, Ashkelon, Israel (Meira); and

(2)	Mr. Sharon Fostbinder, a citizen of the State of Israel, bearer of an Israeli identification card number 038589172, residing at 29 Aseret Hashvatim Street, Ashkelon, Israel (Sharon); and

(3)	Avital Gerson, a citizen of the State of Israel, bearer of an Israeli identification card number 028801504, residing at 20 Noga Street, Ashkelon, Israel (Avital); and

(4)	Achiam Investments Ltd., a company incorporated under the laws of the State of Israel, registration number 514452895, whose registered office is at 8 Nes Ziona Street Tel Aviv, Israel (the Purchaser),

(hereinafter each of Meira, Sharon and Avital a Vendor and collectively the Vendors and a Vendor and the Purchaser each a Party and collectively the Parties).

Whereas

(A)
Defense Industries International, Inc., is a corporation organized under the laws of the State of Nevada, the United States of America, whose registered offices at 8 Brisel Street, Industrial Zone Sderot, Israel (the Company).

(B)
Pursuant to a succession order issued by the family court at Ashkelon, Israel on 27 October 2009 Meira is the sole heir of the late Mr. Joseph Fostbinder and has the right to be registered as the sole owner of nineteen million, four hundred forty thousand two hundred and twelve (19,440,212) shares of common stock of the Company held by the late Mr. Fostbinder in addition to the nine thousand seven hundred and eighty eight (9,788) shares of common stock of the Company held by Meira at the date hereof.

(C)	Sharon and Avital each holding five thousand (5,000) shares of common stock of the Company.

(C)
The Purchaser wishes to acquire at the Closing Date (as such term is defined below): (i) nineteen million, four hundred and fifty thousand (19,450,000) shares of common stock of the Company, constituting approximately sixty nine point zero nine two eight (69.0928) per cent of the issued and outstanding share capital of the Company at the Closing Date from Meira (the Meira Sale Shares); and (b) an additional five thousand (5,000) shares of common stock of the Company, constituting approximately zero point zero one seven seven  six (0.01776) per cent of the issued and outstanding share capital of the Company at the Closing Date, to be acquired from Sharon (the Sharon Sale Shares); and (c) an additional five thousand (5,000) shares of common stock of the Company, constituting approximately zero point zero one seven seven six (0.01776) per cent of the issued and outstanding share capital of the Company at the Closing Date, to be acquired from Avital (the Avital Sale Shares and the Meira Sale Shares and the Sharon Sale Shares, collectively the Sale Shares) and, therefore, the Purchaser wishes to acquire in the aggregate per the Closing Date nineteen million and four hundred and sixty thousand (19,460,000) Sale Shares constituting approximately sixty nine point one two eight three (69.1283) per cent of the issued and outstanding share capital of the Company on a fully diluted basis at the Closing Date.

(D)	The Vendors have agreed to sell all of the Sale Shares to the Purchaser for the consideration and upon the terms set out in this Agreement.

It is agreed as follows:

1.	Interpretation

1.1.	Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise and/or unless otherwise defined in this Agreement.

1.2.	The schedules to this Agreement (each a Schedule) form part of this Agreement.

2.	Sale of the Sale Shares and the Purchase Price

2.1.
The Vendors shall sell, and the Purchaser shall purchase, the Sale Shares with effect from the close of business on the Closing Date (as such term is defined below). The Sale Shares shall be sold free from all Encumbrances of any nature whatsoever, together with all rights attaching to them including the right to receive all distributions and dividends as declared, paid or made in respect of the Shares after Closing.

2.2.
The Vendors represent, warrant and undertake that they have or cause that at Closing will have the right to sell and transfer full legal and beneficial title and ownership to and of the Sale Shares free from all Encumbrances and any other rights exercisable by third parties.

2.3.
The total aggregate purchase price payable by the Purchaser to the Vendors for the Sale Shares shall be the sum of US$2,142,852 (the Purchase Price) subject to the provisions set out in Clause 5 below.

2.4.	Each Vendor shall be paid a portion of the Purchase Price pro rata to the number of Sale Shares sold by such respective Vendor.

2.5.	The Vendors and the Purchaser agree that the Purchase Price shall be paid in accordance with the payment schedule set out in Schedule 4 (the Payment Schedule).

2.6.	Each Vendor shall be paid a respective portion of the each Payment as set out in Schedule 4

2.7.	If any payment is made in satisfaction of a liability arising under a Vendor Obligation, it shall be set off and adjust against the Purchase Price.

3.	Closing and Closing Date

3.1.
Subject to the waiver or fulfilment of the Conditions, the Closing shall take place at the offices of the Legal Counsel on 13 October 2010 or, if Clause 4.1.1 applies, such date as the Purchaser or Vendors may specify pursuant to that Clause (the Closing Date).

3.2.
Prior to or on the Closing Date, each of the Vendors and the Purchaser shall deliver or perform (or cause that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party, as the case may be, in Schedule 5

3.3.
The Purchaser shall, upon fulfilment of all obligations set out in Schedule 5, the Conditions Precedent and covenants, and in satisfaction of its obligations under Clauses 2 and 3 of Schedule 5, cause the Payments, on each Payment's respective due date, in accordance with the provisions set out in this respect in Schedule 4

3.4.	The Vendors shall, upon fulfilment of all obligations set out in Schedule 5, the Conditions and covenants, and in satisfaction of its obligations under this Agreement, transfer on the Closing Date:

3.4.1.
a total of nine million seven hundred thirty thousand (9,730,000) Sale Shares, amounting to approximately thirty four point five six four (34.564) per cent of the Company's outstanding and issued share capital as of the Closing Date, to the Purchaser; and

3.4.2.
a total of nine million seven hundred thirty thousand (9,730,000) Sale Shares, amounting to approximately thirty four point five six four (34.564) per cent of the Company's outstanding and issued share capital as of the Closing Date (the Escrow Shares), to the Escrow Agent, who will hold and release the Escrow Shares in accordance with the terms and conditions set out in the Escrow Agreement (as defined below).

3.5.
The Escrow Shares shall be registered in the name of the Purchaser and be held in escrow by the Escrow Agent for the benefit of the Purchaser and the Vendors in accordance with and subject to the provisions set out in this respect in the Escrow Agreement. The Escrow Shares shall be released from escrow against the actual payment by the Purchaser of the First, Second and Third Payments (as adjusted in accordance with the provisions set out in Clause 5 below) in accordance with the provisions set out in the Escrow Agreement.

3.6.
For the avoidance of doubt, unless the Escrow Shares have been released from escrow due to the Purchaser committing an Entitling Breach (as such term is defined in the Escrow Agreement) all of the rights in the Escrow Shares, inter alia, including, voting rights, right to dividends and/or any other right shall be vested and remain with the Purchaser, however, any sums, assets, or securities, including dividends to be received in respect of the Escrow Shares shall be held in escrow by the Escrow Agent until the Escrow Shares are released and shall be released together with the Escrow Shares.

3.7.
The Vendors and the Purchaser shall negotiate, in good faith and with a view to agreeing prior to the Closing Date, whether additional security will be provided by the Purchaser to further secure its obligations under this Agreement and, if such is agreed upon, the form and amount of such additional security.

4.	Postponement of Closing

4.1.
If any of the Vendors or the Purchaser fails or is/are unable to perform any of its/their obligations (Closing Obligations) set out in Schedule 5, which are required to be performed by it on or before the Closing Date (and whichever of the Vendors or the Purchaser is the defaulter being referred to as the Defaulting Party and the other, (collectively) the Non-Defaulting Party), the Non-Defaulting Party shall not be obliged to complete the sale and purchase of the Sale Shares and may, in its absolute discretion, by written notice to the Defaulting Party at the time of the Closing Date would otherwise be due to take place:

4.1.1.
elect to defer the Closing Date and the Closing by not more than thirty (30) Business Days after the original applicable date for the Closing to such other date as it may specify in such notice (in which event the provisions of this Clause 4.1.1 shall apply, mutatis mutandis, if the Vendors or the Purchaser fails or is unable to perform any of its Closing obligations set out in Schedule 5 on such other date); or

4.1.2.
elect to effect the Closing on that date and: (i) specify a further date (not being more than thirty (30) Business Days after the original date for the Closing) on which the Defaulting Party shall be obliged to complete its outstanding Closing obligations set out in Schedule 5; and/or (ii) waive all or some of the Closing obligations set out in Schedule 5 at its sole discretion.

If any outstanding Closing obligations set out in Schedule 5 have not been performed by the Defaulting Party by the Closing Date (or, if later, the date specified under Clause 4.1.1), the Non-Defaulting Party may, by written notice, terminate this Agreement. In such event, neither Party shall have any claim under this Agreement of any nature whatsoever against the other Party (except in respect of any rights and liabilities which have accrued before termination of this Agreement).

5.	Adjustment to the Purchase Price

5.1.
The Parties hereby agree and acknowledge that upon the occurrence of any of the events set out in Schedule 6 (each an Adjustment Event), the Purchase Price may be adjusted and reduced (the Adjustment), as follows:

5.1.1.
As soon as practically possible after the occurrence of an Adjustment Event, the Purchaser shall provide the Vendors a written notice (an Adjustment Notice), setting out the details of the Adjustment Event and the Adjustment Amount (as such term is defined below).

5.1.2.	The Purchase Price will be adjusted with the amount set out opposite the corresponding Adjustment Event as set out in Schedule 6 (each an Adjustment Amount).

5.1.3.
Subject to the approval of the Adjustment by the Vendors in writing, the Adjustment shall be effected by way of a set off of the relevant Adjustment Amount or Amounts (as defined below) against the payment of any of (or a portion thereof) the First, Second, Third, Forth and/or Fifth Payments. The Vendors shall provide such approval not later than 3 Business Days as of the receipt of an Adjustment Notice and shall not withhold their approval other than for reasonable grounds.

5.1.4.	It is hereby agreed that the Adjustment of the Purchase Price shall not exceed an amount of US$800,000 in the aggregate for all Adjustment Events collectively.

6.	Conditions Precedent

6.1.	The Closing shall be conditional on the following Conditions Precedent having been fulfilled or waived in accordance with this Agreement:

6.1.1.	there shall not be any injunction, judgement, order, decree or ruling of any governmental authority in effect preventing consummation of the transactions contemplated by this Agreement;

6.1.2.
the Vendors shall have received all authorisations, consents and approvals of any governmental authorities and third parties (if any) on terms satisfactory to the Purchaser required for the consummation of the transactions contemplated by this Agreement;

6.1.3.
the Closing not resulting: (i) in the termination or material change of any material contract of the Group, which would have a material adverse effect on the Group; and (ii) any third party having a right to call for and/or request or demand the issue of any share or loan capital of the Company and/or the Subsidiaries;

6.1.4.	there being no Material Adverse Effect on the business, operations, assets, position (financial, trading or otherwise) and profits of the Company and the Subsidiaries or otherwise, prior to Closing;

6.1.5.
the Purchaser and the Vendors shall negotiate in good faith and with a view to agreeing following the date of the Signing, the final form of the To Be Agreed Form documents set out below and shall duly sign, execute and deliver, or where relevant, use their reasonably best efforts in order to cause that the Company, its Subsidiaries and/or any third party shall duly sign, execute and deliver, the following documents, as soon as practicably possible after Signing:

6.1.5.1.
the new service agreements (the Service Agreements) between Mayo-Ben Investments and Development Ltd. and each of:  (i) Export-Erez Ltd.; and (ii) Mayotex Ltd., the terms of which shall become effective as of 1 October 2010, however subject to Closing, containing, inter alia, the key commercial terms set out in Schedule 7;

6.1.5.2.	the non-compete agreements between the Company and each of: (i) Gil Fostbinder; and (ii) Sharon Fostbinder; (and or their assignees)

6.1.5.3.	the IP assignment agreements between the Company and each of: (i) Gil Fostbinder; and (ii) Sharon Fostbinder; and

6.1.5.4.	the Escrow Agreement (as such term is defined below).

6.1.6.
the Purchaser shall have received all authorisations, consents and approvals of any governmental authorities and third parties (if any) on terms satisfactory to the Purchaser required for the consummation of the transactions contemplated by this Agreement

6.2.	The Conditions in Clauses 6.1.1 through 6.1.5 may be waived by notice from the Vendors and the Condition in Clause 6.1.6 may be waived by notice from the Purchaser.

6.3.	Each of the Vendors and the Purchaser undertakes to use all reasonable endeavours to ensure that the Condition(s) under its control are fulfilled as soon as possible after the date of this Agreement.

7.	Restrictions on Vendors, Covenants and Confidentiality

7.1.
As promptly as practicable after the execution of this Agreement, each Party: (1) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the transactions contemplated under this Agreement and the Transaction Documents; and (ii) shall use all commercially reasonable efforts to obtain all third party and other consents (if any) required to be obtained by such Party in connection with or for the purpose of effecting the transactions contemplated under the Transaction Documents. Each party to the Transaction Documents shall (upon request) promptly deliver to the other parties of the Transaction Documents a copy of each such filing made, each such notice given and each such consent obtained by such party to the Transaction Documents.

7.2.
The Vendors shall not and shall cause that each of their Affiliates (if any) or entities and third parties that they hold, directly or indirectly (whether alone or jointly with others), at least twenty five (25) per cent of such entity's: (i) share capital or interest; and/or (ii) voting rights; and/or (iii) rights to appoint members to the board of directors or similar corporate body, shall not carry on or be engaged or be interested economically or otherwise in any manner whatsoever, in any Competing Business during a period of five (5) years after the Closing Date, unless receiving the prior written consent of the Purchaser. For this purpose, Competing Business means any business carried on by the Group prior to and as at the Closing Date and/or any business directly or indirectly competing with such business.

7.3.	Each of the Vendors and the Purchaser undertakes that:

7.3.1.
they shall maintain Confidential Information in confidence and not disclose such Confidential Information to any person except as permitted by this Clause 7.3.1 or with the prior written approval of the other Party or Parties (as relevant); and

7.3.2.	return and/or destroy all Confidential Information and/or information or other documents derived from such Confidential Information upon termination of this Agreement.

7.4.	The confidentiality obligation under Clause 7.3 shall not apply if and to the extent that the Vendors, a member of the Group or the Purchaser (as the case may be) can demonstrate that:

7.4.1.
such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction (provided that, in such circumstances, the disclosing Party shall first inform the Purchaser, the Company (in respect of the entire Group) or the Vendors (as applicable) of its intention to disclose such information and take into account the reasonable comments of the other Party);

7.4.2.
the Confidential Information concerned was lawfully in the relevant Party’s possession (in either case as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as described in Clause 7.3;

7.4.3.	the Confidential Information concerned has come into the public domain other than through its fault; or

7.4.4.	the disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document.

7.5.
Subject to the provisions set out in Clause 14 below, the Purchaser shall not assign and/or sell Control in the Company, irrespective of whether such is done in a sole transaction or a series of transactions and/or cause that the Company shall not issue such number of Shares that will result in a change of Control in the Company to any third party until the completion of all of the Purchaser payment obligations under this Agreement or after receiving the prior written consent of the Vendors for such transaction or transactions. For the purpose of this Clause 7.5, Control means: (i) fifty (50) per cent of the issued share capital of the Company; and/or (ii) fifty (50) per cent of the voting rights in the Company.

8.	Warranties

8.1.
Each Party represents and warrants to the other Party as at the date of this Agreement its respective Warranties and acknowledges that such other Party has entered into this Agreement in reliance upon the Warranties.

8.2.
The Parties to this Agreement agree and acknowledge that the transaction under this Agreement is entered into between the Parties on an "AS-IS" basis and the Vendors do not make any representations and warranties in respect of the Company, the Group, the Group's financial, business or trading condition, other than the Vendor Warranties.

8.3.	The Vendors Warranties

The Vendors hereby each, jointly and severally, represents and warrants to the Purchaser as follows:

8.3.1.	the information set out in Schedule 2 in respect of the Company's share capital immediately prior to and immediately following Closing will be, at Closing, true, complete and accurate;

8.3.2.
all of the Sale Shares transferred pursuant to this Agreement are fully-paid or properly credited as fully-paid by the relevant Vendor and each of the Vendors is the sole legal and beneficial owner of the Sale Shares transferred by such Vendor;

8.3.3.	the Sale Shares are free and clear of any Encumbrances or other third party rights;

8.3.4.
neither the Vendors nor any third party acting on their behalf have any rights whatsoever to call for and/or request or demand the issue of any share or loan capital of the Company and/or the Subsidiaries;

8.3.5.
the Company's holdings in the Subsidiaries are as set out in Schedule 3, the information contained therein is true, complete and correct, and are free of any Encumbrances or other third party rights. Save for the information set out in Schedule 8, neither the Company, nor any member of the Group, owns or has any interest of any nature whatsoever in any shares, debentures or other securities including in any partnership;

8.3.6.	each of the Vendors is legally competent and has the authority to enter into and consummate this Agreement, Transaction Documents and the transactions contemplated thereunder;

8.3.7.
the Vendors' entry into this Agreement and the Transaction Documents and the performance of their obligation thereunder will not conflict with, or otherwise result in a breach of, other undertakings and obligations of the Vendors;

8.3.8.
the Vendors have obtained all third party and other consents, permits and authorisations required to enter and consummate this Agreement, Transaction Documents and the transactions contemplated thereunder;

8.3.9.
there has not been made or provided any fraudulent misrepresentation, information and/or documentation associated by the Vendors in reply to queries of the Purchaser during the course of the Purchaser's employment and/or due diligence investigation over the Group;

8.3.10.
the sale of the Sale Shares by the each of the Vendors and the entry into this Agreement and/or the Transaction Documents to which they are parties and the performance of their obligations thereunder will not:

8.3.10.1.
result in violation or breach of any applicable laws or regulations in any jurisdiction in which the Company or any of the Group companies operates where such violation or breach would materially affect the Company's and/or the Vendors' ability to perform their obligations under this Agreement and/or the Transaction Documents; and

8.3.10.2.
result in a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority (in any jurisdiction to which the Company or any of the Group companies is subject) or the Company's constitutional documents;

8.3.11.	for the period prior to 1 January 2010 the Company and or any other member of the Group:

8.3.11.1.
has complied in all material respects with the rules and regulations of the SEC and NASDAQ including, to the extent applicable the Sarbanes Oxley regulations, other applicable relevant laws and regulations of the United States and elsewhere, inter alia, including the Foreign Corruption Practices Act; and

8.3.11.2.
has not and will not infringe or exceed any limits, powers or restrictions or the terms of any agreement, obligation or commitment to which the Company and/or any member of the Group is a party or by which the Company and/or any member of the Group is bound.

8.3.12.
The Vendors undertake, jointly and severally, without limiting the rights of the Purchaser in any way whatsoever, if there is a breach of any Vendors Warranty, to pay, or cause payment, in cash, to the Purchaser on demand a sum equal to the aggregate of:

8.3.12.1.	the amount which, if received by the Group, would be necessary to put the Group into the position which would have existed had there been no breach of the Warranty in question; and

8.3.12.2.	all Costs suffered or incurred by the Purchaser, directly or indirectly, as a result of or in connection with such breach of Warranty.

8.3.13.	The Tax Warranties set forth in Schedule 9 as at 31 December 2009.

8.4.	The Purchaser's Warranties

The Purchaser hereby represents and warrants to the Vendors as follows:

8.4.1.
The Purchaser's Warranties shall be deemed to be repeated immediately before the Closing by reference to the facts and circumstances then existing as if references in the Purchaser's Warranties to the date of this Agreement were references to the date of the Closing.

8.4.2.
The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, with all requisite power and authority to carry on its business as now being conducted and to consummate the transactions as contemplated in this Agreement. The Purchaser has the financial means to consummate the transaction contemplated in this Agreement and pay the agreed upon consideration to the Vendor fully and timely in accordance with the terms of this Agreement.

8.4.3.
The Purchaser has full corporate power and authority to execute and deliver the Transaction Documents, to which it is a party, and to consummate the transactions contemplated under this Agreement and the other Transaction Documents. The execution and delivery of the Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder, and the consummation by it of the transactions contemplated hereby have been duly authorized by the Purchaser’s board of directors. No other corporate proceeding on the part of the Purchaser is necessary to authorize the execution and delivery of the Transaction Documents to which the Purchaser is a party, or to consummate the transactions contemplated under this Agreement and the other Transaction Documents.

8.4.4.
The Transaction Documents, to which the Purchaser is a party will, when executed, have been duly and validly executed and delivered by the Purchaser and constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms.

8.4.5.
The execution, delivery and performance by the Purchaser of the Transaction Documents, to which it is a party, do not and will not: (a) violate or breach any provision of any law or statute applicable to the Transaction Documents; or (b) violate, breach, cause a default under the Purchaser's organizational documents or any agreement or instrument to which the Purchaser is a party.

8.4.6.
Each of the Purchaser's Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser's Warranty or any other term of this Agreement.

8.5.
The Warranties shall be deemed to be repeated immediately before the Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the date of the Closing.

8.6.
Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

9.	Indemnification and Conduct of Claims

9.1.
From and after the Closing Date, the Purchaser may seek, subject to the terms of this Agreement, indemnification from each the Vendors, whether jointly or severally, for any Costs that are suffered or incurred by the Purchaser and which arise from or as a result of: (i) any inaccuracy in or breach of any of the Vendors Warranties; or (ii) any breach of any covenant or obligation of the Vendors under this Agreement.

9.2.	The Vendors shall not be liable for any Claim, unless it receives from the Purchaser written notice of the Claim;

9.2.1.	on or before 31 October 2013, in the case of a Claim for Costs; and

9.2.2.
unless the aggregate amount of the liability of the Vendors for all Claims exceeds US$25,000 (in which event the Purchaser shall be entitled to claim the whole of the amount thereof and not merely the excess).

9.3.
None of the limitations contained in Clause 9.2 shall apply to any breach of any Warranty which (or the delay in discovery of which) is the consequence of dishonest, deliberate or reckless mis-statement, concealment or other conduct by the Vendors or any officer or employee, or former officer or employee, of the Vendors.

9.4.
The Vendors shall not be liable for any Claim in the case of a Claim in respect of a breach of the Vendors Warranties, if and to the extent that the fact, matter, event or circumstance giving rise to such Claim was fairly and reasonably disclosed to the Purchaser or to Nissani within the framework of Nissani's appointment as the CEO of the Company.

10.	Termination

10.1.	If at any time before the Closing:

10.1.1.	any Material Adverse Change occurs;

10.1.2.	there is a material breach of any of the Warranties as given on the date of this Agreement and/or any facts, matters, events and/or circumstances are disclosed in the Disclosure Letter;

10.1.3.
any event occurs which, if the Warranties were repeated at any time before the Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date, would constitute a material breach of any of the Warranties and/or any facts, matters, events and/or circumstances are disclosed in the Disclosure Letter; or

10.1.4.
there is any breach or non-fulfilment by a Vendor of any of its material obligations under this Agreement, then the Purchaser may by written notice given to the Vendors at any time before the Closing Date terminate this Agreement, in which case no Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of any rights and liabilities which have accrued before termination).

10.1.5.
If this Agreement is terminated pursuant to this Clause 10.1, then all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that notwithstanding termination of this Agreement, Clauses 7.3, 7.4, 16, 19 and 23 shall remain in full force and effect and survive termination of this Agreement.

11.	Representation by the law firm of Prof. Yuval Levy & Co.

As per the Parties' request and for the sake of efficiency, the Company's legal counsel, the law firm of Prof. Yuval Levy & Co. (the Legal Counsel), has agreed to act as legal counsel for all of the Parties to this Agreement, provided that each of the Parties shall provide its written consent to such joint representation, in accordance with the provisions set out in Rule 14 of the Rules by Israeli Bar Rules (Professional Ethics), 5745 – 1986.

Therefore, the Parties hereby agree, acknowledge and confirm that the Legal Counsel shall be appointed as legal counsel for all Parties to this Agreement and that Legal Counsel shall represent all of the Parties to this Agreement in respect of this Agreement and the Transaction Documents.

The Vendors and Purchaser further confirm their knowledge of the fact that Legal Counsel previously provided, currently provides and will continue to provide, legal services to the Company, to the Vendors and to the Purchaser.

12.	Entire Agreement

This Agreement and the Transaction Documents set out the entire agreement and understanding between the Parties in respect of the sale and purchase of the Sale Shares and related matters. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Shares, which shall cease to have any further force or effect and in particular a call option agreement, dated 31 December 2009, entered into by Nissani and the Vendors. It is agreed that: no Party has entered into this Agreement or any other document referred to in this Agreement in reliance upon any statement, representation, warranty or undertaking of any other Party or any other person other than those expressly set out or referred to in this Agreement or such other document.

13.	Variation

13.1.
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression variation shall include any variation, supplement, deletion or replacement however effected.

13.2.
Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

14.	Assignment

14.1.
It is acknowledged and agreed by the Vendors that the Purchaser may at any time following the date of this Agreement transfer rights under this Agreement to any Affiliate or Affiliates of the Purchaser. Accordingly, subject to Clause 14.2, the Vendors agree that the benefit of any provision of this Agreement may be assigned (in whole or in part) by the Purchaser without the consent of the Vendors, provided that the Purchaser provided the Vendors with prior written notice of such intended assignment.

14.2.	The Purchaser may assign its rights under this Agreement by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser.

15.	Announcements

No announcement or circular in connection with the existence or the subject matter of this Agreement and the Transaction Documents shall be made or issued by or on behalf of the Vendors, without the prior written approval of the Vendors, such approval not to be unreasonably withheld or delayed. This shall not affect any announcement or circular required by law or the rules of any stock exchange, in case of which each Party shall consult the other Party and any such announcement or circular required by law or the rules of any stock exchange shall be drafted by the Parties in mutual consent.

16.	Costs

Each of the Parties shall pay its own costs and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and the Transaction Documents. For the avoidance of doubt and without derogating from the above, the Vendors shall be responsible for all of the Group's costs in connection with this Agreement, the Transaction Documents and any document and/or act ancillary or required within the framework of the transactions contemplated therein.

17.	Severability

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement.

18.	Further Assurance

The Vendors agree to perform (or cause the performance of) all further acts and things, and execute and deliver (or cause the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

19.	Notices

19.1.
Any notice or other communication to be given by one Party to the other under, or in connection with, this Agreement and/or the Transaction Documents shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in Clause 19.2, or e-mail to the address set out in Clause 19.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 19.2 and in each case marked for the attention of the relevant Party set out in Clause 19.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 19). Any notice so served by hand, fax or post shall be deemed to have been duly given:

19.1.1.	in the case of delivery by hand, when delivered;

19.1.2.	in the case of fax, at the time of transmission;

19.1.3.	in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting; and

19.1.4.	in case of e-mail at the time of transmission,

provided that in each case where delivery by hand or by fax/e-mail occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this Clause are to local time in the country of the addressee.

19.2.	The addresses and fax numbers of the Parties for the purpose of Clause 19.1 are as follows:

Meira, Sharon and Avital

Address: 36 Shderot Hatzionot Ashkelon, Israel

E-mail: ________

Fax: _______

For the attention of: Gil Fostbinder

With a copy to

Prof. Yuval Levi & Co.

Address: 8 Nes Ziona Street, Tel Aviv, Israel

E-mail: aklinemintz@yuvalaw.co.il

For the attention of: Ayal Klinemintz

Purchaser

Address: 12 Hamefalsim Street, Petach-Tikva, Israel

E-mail: uri@dfns-group.com

Fax: 03-7168484

For the attention of: Uri Nissani

With a copy to

Prof. Yuval Levy & Co.

Address: 8 Nes Ziona Street, Tel Aviv, Israel

E-mail: aklinemintz@yuvalaw.co.il

For the attention of: Ayal Klinemintz

20.	Waivers/Purchaser's Rights and Remedies

20.1.
No failure or delay by the Purchaser in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

20.2.
The rights and remedies of the Purchaser under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

20.3.
The rights and remedies of the Purchaser under this Agreement shall not be affected, and the Vendors’ liabilities under this Agreement shall not be released, discharged or impaired, by: (i) Closing; (ii) any investigation made into the affairs of any Group company or any knowledge held or gained of any such affairs by or on behalf of the Purchaser (except, in respect of the Warranties only, for matters fairly and reasonably disclosed in the Disclosure Letter); or (iii) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Purchaser.

21.	Payments

Any payment to be made pursuant to this Agreement by the Purchaser shall be made in US dollars on the due date for payment.

22.	Withholding

All sums payable under this Agreement are gross amounts. Taxes due under Israeli or other applicable law shall be due and payable by the Party liable to pay such taxes, with the exception of taxes that by Israeli law must be withheld at source by the person making the payment and with respect to such taxes the provisions of Schedule 10 shall apply.

23.	Governing Law

This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the Laws of the State of Israel. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the competent court in the District of Tel Aviv, Israel.

As witness this Agreement has been signed on behalf of the Parties the day and year first before written.

/s/Meira Fostbinder Ms. Meira Fostbinder (as the heir of Mr. Joseph Fostbinder)	/s/Uri Nissani Achiam Investments Ltd. By: Uri Nissani Title Chairman
/s/Meira Fostbinder Ms. Meira Fostbinder

/s/Sharon Fostbinder Mr. Sharon Fostbinder
/s/Avital Gerson Ms. Avital Gerson